Exhibit (n)(3)

1185 Avenue of the Americas

Sixth Floor

New York, NY 10036

T +1212 372 1000

F +1212 372 1001

www.rsmus.com

The Board of Directors and Shareholders

PennantPark Investment Corporation and Subsidiaries

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of PennantPark Investment Corporation and Subsidiaries for the periods ended December 31, 2016 and 2015, as indicated in our report dated February, 8, 2017; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended December 31, 2016, is being used in this Registration Statement.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ RSM US LLP

New York, New York

March 21, 2017